EXHIBIT 4.1

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

REGNUM CORP.

Convertible Promissory Note

$1,500,000 No.:	October 7, 2021 600 Third Avenue, 19th Floor New York, NY 10016

For value received, REGNUM CORP., a Nevada corporation, (the “Company”), promises to pay to PHOENIXUS AG (the “Holder”), the principal sum of one and a half million United States dollars ($1,500,000). Simple interest shall accrue from the date of this convertible promissory note (the “Note”) on the unpaid principal amount at a rate equal to three percent (3.0%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. This Note is subject to the following terms and conditions.

1. Maturity; Events of Default.

(a) Unless converted as provided in Section 2, and except as set forth in Section 1(a)(i), this Note will mature and may become due and payable upon demand after on the one-year anniversary of the date hereof (the “Maturity Date”) as set forth in the following sentence. In the event that the Note remains outstanding at the Maturity Date, then at any time after the Maturity Date the Holder may, by written notice to the Company, demand the prompt payment of all unpaid principal and interest under the Note; the Note shall then become due and payable ten (10) days after the Company’s receipt of such written demand (such date, the “Payment Date”). Subject to Section 2 below, interest shall accrue on this Note but shall not be due and payable until the Payment Date.

(b) Notwithstanding Section 1(a), the entire unpaid principal sum of all Notes, together with accrued and unpaid interest thereon, shall become immediately due and payable upon any of the following:

i.

the execution by the Company or the Holder of a general assignment for the benefit of creditors, the filing by the Company or the Holder of a petition in bankruptcy or any petition for relief under the federal bankruptcy act, or ninety (90) days after the filing of such a petition against the Company or the Holder by any third party unless the same is dismissed within such ninety (90) day period; or

ii.

the appointment by a court of competent jurisdiction of a receiver or trustee to take possession of all or substantially all of the property or assets of the Company or the Holder for the benefit of creditors of the Company or the Holder.

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(c) Notwithstanding Section 1(a), the entire unpaid principal sum of all Notes, together with accrued and unpaid interest thereon, shall become immediately due and payable if:

i.

there is a material default (i) under any loan agreement to which the Company is a party which is not cured or waived within a period of ninety (90) days after such material default and which results in a right by the lender thereunder to accelerate the maturity of any indebtedness for borrowed money or accrued interest thereon or (ii) under any obligations under this Note which is not cured or waived within a period of thirty (30) days after written notice thereof from the Holder; and

ii.	the Holder, by written notice to the Company, demand the prompt payment of all principal and interest under the Note as a consequence of Section 1(c)(i).

2. Conversion.

Upon Request of the Holder. The entire unpaid principal amount of and accrued interest on this Note may be, at the election of the Holder with notice delivered to the Company, converted into shares of the Company’s common stock issued by the Company (the “Common Stock”), provided such notice is delivered after the Company raises capital in excess of $5,000,000 (the “Conversion Event”) at an average price per share of not less than $0.40. If the Holder elects to exercise their conversation right hereunder, the parties shall utilize a Subscription Agreement substantially in the form attached hereto as Exhibit A.

(c) Mechanics and Effect of Conversion. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed (or an affidavit of loss in customary form in lieu thereof), at the principal offices of the Company or any transfer agent of the Company. Subject to the Holder’s compliance with the preceding sentence, at its expense, the Company will, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of the Common Stock to which such Holder is entitled upon such conversion. Regardless of the Holder’s compliance with the first sentence of this Section 2(c), upon conversion of this Note the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted into the Common Stock including, without limitation, the obligation to pay such portion of the principal amount and accrued interest on this Note, other than the Company’s obligation to comply with the provisions of the immediately preceding sentence.

3. Payment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. The Company may prepay this Note at the Company’s election at any time.

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4. Transfers.

(a) Unregistered Security. The Holder acknowledges that this Note has not been registered under any securities laws, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Note or any equity securities issued upon its conversion in the absence of (i) an effective registration statement under the applicable laws then in effect in the applicable country as to this Note or any such equity securities, or (ii) an exemption from such registration and qualification requirements. If reasonably requested by the Company, transferability of any such securities may be conditioned upon receipt by the Company of an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for equity securities issued upon the conversion of this Note shall bear a legend substantially to the foregoing effect.

(b) Transferability. The Company may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Holder. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed (or an affidavit of loss in customary form in lieu thereof) or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new Note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. In the event of a partial transfer, the Company will issue to the new Holders one or more appropriate new Notes.

(c) Successors and Assigns. The terms and provisions of this Note will inure to the benefit of, and be binding upon, the Company and the Holders hereof and their respective successors and permitted assigns.

5. No Impairment. Except as set forth in Section 8 hereof, the Company will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note.

6. Governing Law; Jurisdiction. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law and any disputes relating thereto or arising therefrom shall be heard and addressed by the federal or state courts located in New York County in the State of New York.

7. Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address as set forth on the books of the Company or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by reputable overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents, and other communications hereunder will be deemed to have been given either (x) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (y) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (z) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

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8. Amendments and Waivers. The terms and provisions of this Note (including without limitation the Maturity Date and/or the conversion provisions hereof) may be modified or amended only by a written instrument duly executed by the Company and by the Holder.

9. Representations and Warranties. The Holder hereby represents and warrants to the Company that: (i) the Note is being acquired for investment for such Holder’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same; (ii) the Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Note and the business, properties, prospects and financial condition of the Company and the Holder has received all the information the Holder considers necessary or appropriate for deciding whether to purchase the Note; (iii) the Holder can bear the economic risk of its investment in the Note and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of the investment in the Note; and (iv) if other than an individual, the Holder also represents that it has not been organized for the purpose of acquiring the Note.

10. Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

11. Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement. Signature pages delivered by facsimile or in .PDF format shall be valid as originals for all purposes hereof.

12. Action to Collect on Note; Waivers, Etc. No failure or delay by the Holder to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The provisions of this Note are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction. The Company hereby waives presentment, demand, protest and notice of every kind to the maximum extent permitted by law.

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COMPANY:

REGNUM CORP.

By:
Name:
Title:

AGREED TO AND ACCEPTED:

HOLDER:

PHOENIXUS AG

By: __________________________________________

Name:

Title:

Exhibit A

Subscription Agreement